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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                          ------------------------
                               SCHEDULE 13E-4
                       ISSUER TENDER OFFER STATEMENT
                       (PURSUANT TO SECTION 13(e)(1)
                  OF THE SECURITIES EXCHANGE ACT OF 1934)
                          ------------------------
                            AUDIOVOX CORPORATION
                              (Name of Issuer)
                            AUDIOVOX CORPORATION
                    (Name of Person(s) Filing Statement)
                          ------------------------
                  Warrants to Purchase Class A Common Stock
                       (Title of Class of Securities)
                          ------------------------

                                 050757111
                                 050757129
                   (CUSIP Number of Class of Securities)
                          ------------------------
                             Charles M. Stoehr
                            AUDIOVOX CORPORATION
                              150 Marcus Blvd.
                            Hauppauge, NY 11788
                                (516) 231-7751
       (Name, Address and Telephone Number of a Person Authorized to
        Receive Notes and Communications on Behalf of the Person(s)
                             Filing Statement)
                          ------------------------

                                Copies to:
    Stuart H. Gelfond,  Esq.                          Robert Levy, Esq.
     Fried, Frank, Harris,                              Levy & Stopol
     Shriver & Jacobson                             One Pennsylvania Plaza
     One New York Plaza                              New  York,  NY 10119
     New York,  NY 10004                                (212)  279-7007
       (212) 859-8000
                              August 10, 1998
                (Date Tender Offer First Published, Sent or
                         Given to Security Holders)
                          ------------------------
                         CALCULATION OF FILING FEE
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          Transaction  Valuation(FN1)         Amount of Filing Fee(FN1)
                $2,169,537.50                        $433.91*
     =======================================================================
     1. Estimated solely for the purpose of calculating the filing fee. Assumes purchase of 1,668,875 outstanding Warrants at $1.30 per Warrant.

|_| Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.



Amount Previously Paid:           N/A
Form or Registration No.:         N/A
Filing Party:                     N/A
Date Filed:                       N/A

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ITEM 1.  SECURITY AND ISSUER.

     (a) The issuer of the securities to which this Statement relates is Audiovox Corporation, a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 150 Marcus Blvd., Hauppauge, New York 11788.

     (b) The information set forth in the front cover page, "Introduction," "Section 1. Background; Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer," "Section 4. Expiration Date;
Extension of the Offer" and "Section 12. Transactions and Arrangements Concerning the Warrants" of the Offer to Purchase, a copy of which is attached hereto as Exhibit (a)(1) (the "Offer to Purchase"), is incorporated herein by reference.

     (c) The information set forth in the front cover page, "Introduction" and "Section 9. Price Range of Common Stock" of the Offer to Purchase is incorporated herein by reference.

     (d) Not applicable.

ITEM 2.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     (a) The information set forth in "Section 11. Source and Amount of Funds" of the Offer to Purchase is incorporated herein by reference.

     (b) Not applicable.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

     (a)-(j) The information set forth in "Section 1. Background; Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" of the Offer to Purchase is incorporated herein by reference.

ITEM 4.  INTEREST IN SECURITIES OF THE ISSUER.

     The   information   set  forth  in  "Section  12.   Transactions   and
Arrangements   Concerning  the  Warrants"  of  the  Offer  to  Purchase  is
incorporated herein by reference.

ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE ISSUER'S SECURITIES.

      The information set forth in "Section 1. Background; Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "Section 12. Transactions and Arrangements Concerning the Warrants" of the Offer to Purchase is incorporated herein by reference.

ITEM  6. PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

      The information set forth in "Section 14. Fees and Expenses" of the Offer to Purchase is incorporated herein by reference.

ITEM  7. FINANCIAL INFORMATION.

      The information set forth in "Section 10. Certain Information Concerning the Company" of the Offer to Purchase is incorporated herein by reference.

ITEM  8. ADDITIONAL INFORMATION.

      (a) Not Applicable

      (b) The information set forth in "Section 3. Certain Legal Matters; Regulatory and Foreign Approvals; No Appraisal Rights" of the Offer to Purchase is incorporated herein by reference.

      (c) Not Applicable.

      (d)  Not applicable.

      (e) Reference is made to the Offer to Purchase and the related Letter of Transmittal, copies of which are attached hereto as Exhibits (a)(1) and
(a)(2),  respectively,   and  incorporated  in  their  entirety  herein  by
reference.

ITEM  9. MATERIAL TO BE FILED AS EXHIBITS.

(a)(1)   Form of Offer to Purchase dated August 10, 1998.
(a)(2)   Form of Letter of Transmittal.
(a)(3)   Form of Notice of Guaranteed Delivery.
(a)(4) Form of letter to brokers, dealers, commercial banks, trust companies and other nominees dated August 10, 1998.
(a)(5) Form of letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees dated August 10, 1998.
(a)(6)   Letter to holders of Warrants dated August 10, 1998.
(a)(7)   Form of press release dated August 10, 1998.
(a)(8) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(a)(9)   Form of dealer manager agreement.
(b)      None.
(c)      None.
(d)      None.
(e)      None.
(f)      None.
(g)      None.


                                 SIGNATURE

     After due inquiry and to the best of the Company's knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.



Dated:  August 10, 1998



                                          AUDIOVOX CORPORATION


                                          By:/s/ Charles M. Stoehr
                                             -----------------------
                                             Name:  Charles M. Stoehr
                                             Title: Senior Vice President &
                                                    Chief Financial Officer



                               EXHIBIT INDEX

EXHBIT NO.      DESCRIPTION
------------    -----------------------------------------------------------
(a)(1)          Form of Offer to Purchase dated August 10, 1998.
(a)(2)          Form of Letter of Transmittal.
(a)(3)          Form of Notice of Guaranteed Delivery.
(a)(4)          Form of letter to brokers, dealers, commercial banks, trust companies and other nominees dated August 10, 1998.
(a)(5)          Form of letter to clients for use by brokers, dealers,
                commercial banks, trust companies and other nominees dated
                August 10, 1998
(a)(6)          Letter to holders of Warrants dated August 10, 1998.
(a)(7)          Form of press release dated August 10, 1998.
(a)(8)          Guidelines for Certification of Taxpayer Identification
                Number on Substitute Form W-9.
(a)(9)          Form of dealer manager agreement.
(b)             None.
(c)             None.
(d)             None.
(e)             None.
(f)             None.
(g)             None.